Exhibit 10.3

AMENDED AND RESTATED PROMISSORY NOTE

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED THE “ACT”, OR APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE SECURITIES LAWS.

Amount: $1,500,000.00

Original Issuance Date: April 1, 2026

Amendment and Restatement Date: May 19, 2026

For value received, Wellgistics Health, Inc., a Delaware corporation the “Company”, promises to pay to Robert Forster or his successors or assigns “Holder” the principal sum of US $1,500,000.00, with simple interest on the outstanding principal amount at the rate of zero percent 0% per annum. Interest will commence on the Original Issuance Date and will continue on the outstanding principal until paid in full or otherwise converted pursuant to the terms set forth herein.

This Amended and Restated Promissory Note this “Note” amends, restates, supersedes and replaces in its entirety that certain Promissory Note issued by the Company to Holder as of April 1, 2026 in the original principal amount of $1,250,000.00 the “Original Note”. This Note reflects an increase in the principal amount of the Original Note by $250,000.00, from $1,250,000.00 to $1,500,000.00, in consideration of an additional cash purchase price of $200,000.00 funded by Holder to the Company. This Note does not constitute a novation, repayment, reissuance or satisfaction of the indebtedness evidenced by the Original Note, which indebtedness remains outstanding as amended and restated hereby.

All principal and interest on the outstanding principal will accrue and, unless converted earlier as set forth below, be due and payable on the earlier of (a) April 1, 2027, or (b) the date of closing of a Qualified Financing, as defined herein the “Maturity Date”. Interest will be computed on the basis of a 365-day year.

This Note is being issued as a series of promissory notes collectively, the “Notes”, and such other promissory notes, the “Other Notes” under that certain Note Purchase Agreement dated as of April 1, 2026, as amended by that certain Amendment to Note Purchase Agreement dated as of May 19, 2026, and as may be further amended, restated, supplemented or otherwise modified from time to time the “Purchase Agreement”.

1. Cash Purchase Price.

This Note is being purchased for an aggregate cash purchase price of $1,200,000, reflecting a 20% original issue discount, of which $1,000,000.00 was funded in connection with the issuance of the Original Note and $200,000.00 is being funded in connection with the issuance of this Note.

2. Definitions.

(a) “Common Stock” means the Company’s common stock, par value $0.0001 per share.

(b) “Note Balance” means at any particular time the then outstanding principal balance and any accrued but unpaid interest on this Note.

(c) “Securities Act” means the Securities Act of 1933, as amended.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

3. Prepayment; Financing Repayment; Application of Payments.

(a) Optional Prepayment. The Company may, at its option, upon not less than five 5 Trading Days’ prior written notice to the Holder, prepay all or any portion of the outstanding Note Balance; provided that any such prepayment shall be made at a price equal to 110% of the portion of the Note Balance being prepaid the “Prepayment Amount”. Any such prepayment shall be applied first to accrued and unpaid interest, if any, and then to principal. Upon payment in full of the Note Balance, including the applicable Prepayment Amount, this Note shall be surrendered to the Company for cancellation.

(b) Financing Proceeds. Subject to the provisions of this Section, in the event the Company consummates any equity or equity-linked financing each, a “Qualified Financing”, the Company shall apply a portion of the net proceeds after payment of placement agent fees and reasonable transaction expenses received by the Company from such Qualified Financing toward repayment of the outstanding Note Balance, on a pro rata basis among the holders of all outstanding Notes.

The Company shall apply (i) 50% of such net proceeds from each Qualified Financing until the Company has received aggregate gross proceeds of $5,000,000 from one or more Qualified Financings the “Threshold Amount”, and (ii) 100% of such net proceeds from any Qualified Financing or portion thereof to the extent that aggregate gross proceeds from all Qualified Financings exceed the Threshold Amount.

For the avoidance of doubt, if a Qualified Financing causes the aggregate gross proceeds from all Qualified Financings to exceed the Threshold Amount, then 50% of the portion of such financing up to the Threshold Amount and 100% of the portion in excess of the Threshold Amount shall be applied toward repayment of the outstanding Note Balance.

Notwithstanding the foregoing, no repayment shall be required from the proceeds of (i) any at-the-market offering program, (ii) issuances under any equity incentive plan approved by the Board of Directors, (iii) any equity line of credit or similar committed equity facility, (iv) any Strategic Financing as defined in the Purchase Agreement, or (v) any issuance of securities as consideration in a bona fide acquisition, merger or other strategic commercial transaction.

All repayments made pursuant to this Section shall be applied first to accrued and unpaid interest, if any, and thereafter to the outstanding Note Balance.

4. Reserved.

5. Events of Default.

5.1 Events of Default.

“Event of Default”, wherever used herein, means any one of the following events whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body:

(i) any default in the payment of the principal of this Note or any other amount due hereunder, as and when the same shall become due and payable;

(ii) the Company shall fail to observe or perform any obligation or shall breach any term or provision of this Note and such failure or breach shall not have been remedied within fifteen 15 calendar days after the date on which notice of such failure or breach shall have been delivered;

(iii) the Company or any of its subsidiaries shall commence, or there shall be commenced against the Company or any subsidiary, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Company or any subsidiary, or there is commenced against the Company or any subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company or any subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company or any subsidiary makes a general assignment for the benefit of creditors; or the Company or any subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary for the purpose of effecting any of the foregoing;

(iv) the Company or any subsidiary shall default in any of its respective obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued in excess of $500,000, or by which there may be or evidenced any indebtedness for borrowed money or money due under any long-term leasing or factoring arrangement of the Company or any subsidiary, whether such indebtedness now exists or shall hereafter be created, and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(v) the Company shall (a) be a party to any Change of Control Transaction as defined below, (b) agree to sell or dispose all or substantially all of its assets in one or more transactions whether or not such sale would constitute a Change of Control Transaction, (c) redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of the Company, or (d) make any distribution or declare or pay any dividends in cash or other property, other than common stock to purchase, acquire, redeem, or retire any of the Company’s capital stock, of any class, whether now or hereafter outstanding;

“Change of Control Transaction” means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or “group” as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended, of effective control whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise of in excess of 50% of the voting securities of the Company, (ii) a replacement at one time or over time of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof, (iii) the merger of the Company with or into another entity that is not wholly owned by the Company, consolidation or sale of 50% or more of the assets of the Company in one or a series of related transactions, or (iv) the execution by the Company of a binding agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in clauses (i), (ii) or (iii);

(vi) the Chief Executive Officer of the Company ceases to serve in such capacity and is not replaced within sixty 60 days by a successor reasonably acceptable to the Holder;

(vii) the Company shall be in breach of any covenant in the Purchase Agreement, or it becomes known that any representation or warranty of the Company in the Purchase Agreement was untrue or incorrect on the date made; or

(viii) the Common Stock is suspended from trading on Nasdaq for a period of ten 10 consecutive Trading Days other than due to general market conditions or is delisted from Nasdaq and not relisted on Nasdaq or another national securities exchange within fifteen 15 Trading Days thereafter.

5.2 Remedies.

If any Event of Default occurs, the full principal amount of this Note shall become, at the Holder’s election, immediately due and payable in cash. Commencing three 3 days after the occurrence of any Event of Default that results in the acceleration of this Note, the interest rate on this Note shall accrue at the rate of 15% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.

The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

6. Governing Law.

The terms of this Note are governed by and construed in accordance with the laws of the State of Delaware.

7. Time of Essence.

Time is of the essence with respect to all of the Company’s obligations and agreements under this Note.

8. Successors and Assigns.

This Note and all provisions, conditions, promises and covenants hereof are binding in accordance with the terms hereof upon the Company, its successors and assigns. The obligations of the Company set forth herein will not be assignable by the Company without Holder’s prior written consent.

9. Collection Expenses.

The Company further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees, incurred by the Holder in endeavoring to collect any amounts payable hereunder which are not paid when due.

10. Waiver.

The Company hereby waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

11. Amendment.

This Note may be amended with the written consent of the holders of a majority of the outstanding indebtedness under the Notes and the Company, which consent will be binding upon the Holder hereof.

12. Entire Agreement.

This Note, together with the Purchase Agreement, contains the entire understanding of the Company and the Holder with respect to the subject matter hereof and expressly supersedes any and all prior agreements and understandings among them with respect to such subject matter, including the Original Note, which is amended, restated, superseded and replaced in its entirety by this Note. All pronouns contained herein, and any variations thereof, are deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

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IN WITNESS WHEREOF the Company and the Holder have caused this Amended and Restated Promissory Note to be executed and issued as a sealed instrument as of the Amendment and Restatement Date first written above.

WELLGISTICS HEALTH, INC.

By:	/s/ Prashant Patel
Name:	Prashant Patel
Title:	President

HOLDER:

ROBERT FORSTER

By:	/s/ Robert Forster
Name:	Robert Forster